Exhibit 10.2

SUMMARY OF ANNUAL BONUS PROGRAM

Our executive officers participate in an annual bonus program applicable to all our employees.  Each participant in this program is eligible to receive a target bonus expressed as a percentage of his or her annual base salary which, once set, remains at that level for each subsequent year unless specifically changed, in the case of our executive officers, by the Compensation Committee.  Beginning July 1, 2014, which is the start of our fiscal year 2015, target bonuses for our executive officers are as follows:

Target Bonus
Title	(as % of Annual Base Salary)
President & CEO	75%
Executive Vice President or Senior Vice President	40% – 45%
Vice President	30% – 35%

Under our annual bonus program, the Compensation Committee of our Board of Directors annually establishes key performance criteria, based upon the corporate goals and objectives, to be met by ImmunoGen, and evaluates ImmunoGen’s actual performance against those criteria in its determination of whether annual bonuses will be paid to our employees, including our executives.  Key corporate performance criteria may include any or all of the following: (1) our actual financial performance against specified metrics in our operating plan for the applicable fiscal year; (2) achievement of certain research and development milestones, including internal product development advancement; (3) achievement of key targets associated with our collaborations with third parties, including support of partner programs; and (4) the creation and achievement of business development opportunities.  In establishing annual key performance criteria for the annual bonus program, the committee selects specific corporate objectives directed primarily to the future success of our business and the creation of long-term shareholder value. Payments under our annual bonus program currently consist entirely of cash.

The Compensation Committee has set a 50% threshold aggregate percentage of achievement against the key corporate performance criteria below which the portion of participants’ annual bonus payable based on corporate performance will not be payable.  The key corporate performance criteria are structured to permit achievement up to 150% of target.

When evaluating ImmunoGen’s performance against the key corporate performance criteria after completion of the performance period, the Compensation Committee evaluates any factors that were unanticipated at the time those criteria were established, such as unexpected results in pre-clinical or clinical development, as well as changes in business conditions and other relevant external circumstances, and has the discretion to adjust payouts based on corporate performance so that they align more appropriately with the changed environment, given the employees’ overall performance during the performance period in furtherance of our future success and creation of long-term shareholder value.  Any such adjustment, however, would not result in the portion of the participants’ bonus tied to corporate performance actually paid out exceeding the 150% maximum described above.

The Compensation Committee generally also considers an executive’s individual performance in its determination of whether payments should be made to the executive under our annual bonus program.  In prior years, the committee had based 100% of the CEO’s target bonus on the achievement of the key corporate performance criteria.  However, for our fiscal year 2015 the committee has determined that only 80% of the CEO’s target bonus should be based on the achievement of the key corporate performance criteria, and 20% of his target bonus will be based on the achievement of individual performance objectives.  The CEO’s achievement of his individual performance objectives will be evaluated by all of the non-management directors, and based on their evaluation, the committee will determine the amount of the CEO’s bonus compensation tied to individual performance.  With respect to our other executive officers, 70% of their target bonus is based on the achievement of the key corporate performance criteria, and 30% is based on the achievement of individual performance objectives.  Their achievement of their respective individual performance objectives is evaluated by our CEO, and based on these evaluations, the committee determines the amount of our executive officers’ bonus compensation tied to individual performance.  The individual objectives portion of a participant’s target bonus may be earned irrespective of whether the threshold for payment of the corporate performance bonuses has been achieved or the extent to which the bonuses based on corporate performance are payable.  The committee also has discretion in determining payouts under the portion of our CEO’s annual executive bonus tied to individual performance without regard to previously established objectives, and our CEO is afforded the same discretion in recommending bonus payouts to our other executive officers.